PURCHASE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
      (9701 Wilshire Boulevard; Los Angeles, California)


     THIS AGREEMENT is made and entered into as of the        day of
August, 1994, by and between CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XV, an Illinois limited partnership (hereinafter called "Seller"), and 9701 WILSHIRE BOULEVARD, INC., a California corporation (hereinafter called "Buyer").

                        R E C I T A L S

     A. Seller is the owner of that certain real property located at 9701 Wilshire Boulevard, in the City of Beverly Hills, County of Los
Angeles, State of California, consisting primarily of an office building
(the "Premises") sometimes known as "Mitsui Manufacturers Bank Building".
     B. Buyer desires to purchase such Premises on the terms and conditions hereinafter documented.
     NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:
     1. Purchase and Sale. Seller shall sell to Buyer, and Buyer shall purchase from Seller, the land (the "Land") described in Exhibit "A", attached hereto and made a part hereof, and all improvements, structures, supplies and fixtures owned by Seller located upon the Land, together with all right, title and interest of Seller in and to any items of personal property owned by Seller (and not by tenants) located upon or about the Land (provided, however, except to the extent of Seller's interest in any of the foregoing computer items which are utilized to operate the HVAC or other mechanical systems at the Property, the personal property shall not include any computer equipment, computer programs or related software), all right, title and interest of Seller in and to the names "Mitsui
Manufacturers Bank Building" and "9701 Wilshire Boulevard", to the extent assignable, all right, title and interest of Seller in and to all leases, contract rights, agreements, tenant lists, advertising material and telephone exchange numbers (hereinafter, collectively, the "Property"), all upon the terms, covenants and conditions hereinafter set forth.
     2. Purchase Price. The purchase price (the "Purchase Price") for the Property shall be the sum of $17,950,000.00.
     3. Payment of Purchase Price. The Purchase Price shall be paid to Seller by Buyer as follows:
     A.   Escrow Deposits.  Buyer has heretofore delivered $150,000.00
(the "Initial Escrow Deposit") to First American Title Insurance Company, at its offices at 100 North LaSalle Street, Suite 2115, Chicago, Illinois 60602, Attention: Mary Lou Kennedy (which company, in its capacity as escrow holder hereunder, is called "Escrow Holder"). Concurrently herewith, Buyer shall deliver an additional $350,000 (the "Additional
Escrow Deposit") to Escrow Holder. The Additional Escrow Deposit shall be made by wire transfer of immediately available federal funds or by bank or cashier's check drawn on a national bank reasonably satisfactory to Seller. The amounts deposited hereunder shall be held by Escrow Holder as a deposit against the Purchase Price in accordance with the terms and provisions of this Agreement. As used herein, the term "Escrow Deposit" shall mean the Initial Escrow Deposit, together with the Additional Escrow Deposit from and after the date the same is deposited hereunder, together with all interest earned on the foregoing sums while such deposits are held by Escrow Holder. At all times that the Escrow Deposit is being held by the Escrow Holder, the Escrow Deposit shall be invested by Escrow Holder in the following investments ("Approved Investments"): (i) United States Treasury obligations, (ii) United States Treasury-backed repurchase agreements issued by a major money center banking institution reasonably acceptable to Seller, or (iii) such other manner as may be reasonably agreed to by Seller and Buyer. The Escrow Deposit shall be disposed of by Escrow Holder only as provided in this Agreement.
     B. Closing Payment. The Purchase Price, as adjusted by the application of the Escrow Deposit and by the prorations and credits specified herein, shall be paid in cash on the "Closing Date", as hereinafter defined (the amount to be paid under this subparagraph B being herein called the "Closing Payment").
     4.   Conditions Precedent
     A.   Title Matters.
     (1) Title Report. Seller has delivered to Buyer a copy of preliminary title report ("Preliminary Title Report") No. 9413861-21 covering the Property from First American Title Insurance Company (which company, in its capacity as title insurer hereunder, is herein called the "Title Company"). In addition, Seller has delivered to Buyer a copy of a survey of the Property prepared in February, 1994 by Dubron & Associates ("Survey"). Buyer has approved the exceptions to title specified in the Preliminary Title Report (other than exceptions 5, 7 and 8 thereto) (such approved exceptions being herein called the "Permitted Exceptions") and the matters disclosed on the Survey (provided, however, the Survey shall, on or before the Closing Date, be recertified to Buyer and "Lender", as hereinafter defined). Approval by Buyer of any additional exceptions to title or survey matters disclosed after the date hereof shall be a condition precedent to Buyer's obligation to purchase the Property. Unless Buyer gives written notice that it disapproves any such additional exceptions to title or survey matters, stating the exceptions so disapproved, on or before the sooner to occur of 10 days after receipt of written notice thereof or the Closing Date, Buyer shall be deemed to have approved said exceptions or survey matters. If, for any reason, on or before the Closing Date Seller does not cause such exceptions to title or survey matters which Buyer disapproves (to the extent Buyer is permitted hereunder to so disapprove) to be removed at no cost or expense to Buyer (Seller having the right but not the obligation to do so), the obligation of Seller to sell, and Buyer to buy, the Property as herein provided shall terminate (and Seller and Buyer shall have no further obligations in connection herewith). Buyer shall have the option to waive the condition precedent set forth in this paragraph 4A(1) by notice to Seller. In the event of such waiver, such condition shall be deemed satisfied.
     (2) Exceptions to Title. Buyer shall be obligated to accept title to the Property, subject to the following exceptions to title:
     (a) Real estate taxes and assessments (including supplemental and/or adjusted taxes) not yet due and payable;
     (b)  The "Loan Documents" (as hereinafter defined); and
     (c) The Permitted Exceptions and such other exceptions to title as may be approved by Buyer pursuant to the provisions of subparagraph A(1) above.
Conclusive evidence of the availability of such title shall be the willingness of Title Company to issue to Buyer on the Closing Date a standard form ALTA owner's title insurance policy ("Owner's Policy"), in the face amount of the Purchase Price, which policy shall show (i) title to the Property to be vested of record in Buyer, and (ii) the items specified in clauses (a), (b) and (c) above to be the only Schedule B-Section 2 exceptions to title.
     B.   Completed Due Diligence.
     (1) Price Reflective of Reviews. Buyer has completed all of Buyer's due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all leases, service contracts, survey and title matters, and all physical, environmental and compliance matters and conditions respecting the Property. Buyer acknowledges that Buyer and Seller have discussed the results of Buyer's due diligence examinations, reviews and inspections and that the Purchase Price has been adjusted, and closing credits provided, to appropriately take such due diligence matters into account to Buyer's satisfaction.
     (2) Conduct of Reviews. Buyer hereby represents and warrants to Seller that Buyer at all times conducted its due diligence review, inspections and examinations in a manner so as to not cause damage, loss, cost or expense to Seller or the Property and so as to not interfere with or disturb any tenant at the Property, and Buyer will indemnify, defend, and hold Seller and the Property harmless from and against any such damage, loss, cost or expense (the foregoing obligation surviving any termination of this Agreement). Buyer further represents and warrants to Seller that Buyer did not make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings or the like) without Seller's prior written consent (and in all events promptly returned the Property to its prior condition and repair thereafter). If for any reason the transactions hereunder shall fail to close, Buyer shall promptly deliver to Seller true, accurate and complete copies of any written reports relating to the Property prepared for or on behalf of Buyer by any third party and shall return all documents and other materials furnished by Seller hereunder. Buyer shall keep all information or data received or discovered in connection with any of the inspections, reviews or examinations strictly confidential.
     C. Tenant Estoppel Certificates. Receipt of estoppel certificates ("Tenant Estoppel Certificates") from (i) Manufacturers Bank, Prudential
Bache Securities, Inc., and City National Bank and (ii) a sufficient number of other tenants at the Premises such that estoppel certificates shall have been received pursuant to clauses (i) and (ii) hereof with respect to not less than 85% of the total net rentable square footage of the Premises covered by Leases in effect as of the Closing Date, shall be a condition precedent to Buyer's obligation to purchase the Property hereunder. Each Tenant Estoppel Certificate shall either be substantially in the applicable form provided in Exhibit "C" attached hereto and made a part hereof (with changes thereto subject to Buyer's reasonable approval) or in the form, if any, prescribed in the applicable Lease or other operative document.
Seller's sole obligation hereunder shall be to utilize commercially reasonable efforts to obtain Tenant Estoppel Certificates in the form of Exhibit "C" attached hereto from each tenant (such reasonable efforts obligation not including any obligation to institute legal proceedings or to expend any monies therefor). If on or before the Closing Date such condition is not satisfied (or waived), then this Agreement shall terminate. Without limitation on the foregoing, if any Tenant Estoppel Certificate discloses material adverse matters which are not cured or satisfied by Seller on or before the Closing Date, then Buyer shall have the right to terminate this Agreement on the Closing Date.
     D.   Loan Matters.  Buyer has obtained a commitment ("Loan
Commitment") for a loan (the "Loan") from The Prudential Insurance Company of America ("Lender") for approximately $10,750,000 in connection with its acquisition of the Property. Entities related to or affiliated with Buyer have obtained so-called "Pru-Express" loans from Lender prior hereto.
Buyer has, however, identified the following areas of concern ("Open
Issues") regarding the current status of negotiations regarding the Loan
Documents:
     (1)  The non-recourse provisions;
     (2) The permitted uses which may be made of the monies to be held in the reserve account respecting re-leasing of the Manufacturer's Hanover and Prudential-Bache spaces and the method of obtaining a release of such reserve account funds; and
     (3)  The approval rights of Lender respecting leases.
Buyer shall continue to diligently and in good faith pursue negotiating and finalizing the loan documents ("Loan Documents") and complying with the terms of the Loan Commitment in connection therewith. If Buyer is unable, after using diligent and good faith efforts, to cause the Lender to fund the Loan solely because (i) Lender and Buyer are unable to agree on mutually acceptable provisions regarding the Open Issues, (ii) estoppel certificate and/or subordination agreement requirements of Lender regarding leases at the Property are not satisfied or waived by Lender, or (iii)
Lender disapproves the results of third party due diligence reports delivered to Lender by Buyer prior thereto, then Buyer shall have the right to terminate this Agreement. Except as specifically set forth in the preceding sentence, Buyer shall have no right to terminate this Agreement as a result of matters respecting or relating to the Loan.
     5. Closing Procedure Transactions. The sale and purchase herein provided shall be consummated at a closing conference ("Closing
Conference"), which shall be held on the Closing Date at the offices of Seller's counsel, Pircher, Nichols & Meeks at 1999 Avenue of the Stars,
Suite 2600, Los Angeles, California 90067. As used herein, "Closing Date" means September 15, 1994, or such earlier date as may be agreed upon by Buyer and Seller.
     A. Escrow. Prior to the Closing Date, the parties shall deliver to Title Company, at its office in Los Angeles, California, the following:
(1) by Seller, a duly executed and acknowledged original grant deed
("Deed") in favor of Buyer, in the form of Exhibit "D" attached hereto and made a part hereof, and (2) by Buyer, the Closing Payment in immediately available federal funds. Such deliveries shall be made pursuant to escrow instructions ("Escrow Instructions") to be executed among Buyer, Seller and Title Company in form reasonably acceptable to such parties in order to effectuate the intent hereof. The conditions to the closing of such escrow shall include the Title Company's receipt of the Deed, the Closing Payment and an authorization notice from each of Buyer and Seller (and each of Buyer and Seller shall be obligated to deliver such authorization notice at the Closing Conference as soon as it is reasonably satisfied that the other party is in a position to deliver the items to be delivered by such other party under subparagraph B below).
     B. Delivery to Parties. Upon the satisfaction of the conditions set forth in the Escrow Instructions, then (1) the Deed shall be delivered to Buyer by Title Company's depositing the same for recordation, (2) the Closing Payment (and the Deposit) shall be delivered to Seller and (3) at the Closing Conference, the following items shall be delivered:
     (1) Seller Deliveries. Seller shall deliver to Buyer the following:
     (a) A duly executed and acknowledged bill of sale, assignment and assumption agreement ("Assignment and Assumption Agreement") in the form of Exhibit "E" attached hereto and made a part hereof;
     (b) Duly executed and acknowledged certificates regarding the "non-foreign" status of Seller satisfying both federal and state law requirements;
     (c) Evidence reasonably satisfactory to Buyer and Escrow Holder respecting the due organization of Seller and the due authorization and execution of this Agreement and the documents required to be delivered hereunder;
     (d) To the extent in Seller's possession, keys (tagged for identification), plans, specifications, tenant leases, contracts, and operating manuals respecting the Property (to the extent not previously delivered to Buyer);
     (e) Written evidence of the termination of the existing management agreement respecting the Property; and
     (f) Such additional documents as may be reasonably required by Buyer and Title Company in order to consummate the transactions hereunder (provided the same do not materially increase the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).
     (2)  Buyer Deliveries.  Buyer shall deliver to Seller the following:
     (a)  A duly executed and acknowledged Assignment and Assumption
Agreement;
     (b) Evidence reasonably satisfactory to Seller and Escrow Holder respecting the due organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and
     (c) Such additional documents as may be reasonably required by Seller and Title Company in order to consummate the transactions hereunder (provided the same do not materially increase the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).
     C. Closing Costs. Seller shall pay (i) one-half of the escrow fees of Escrow Holder, (ii) the title insurance premium (at a rate not in excess of standard issue rates) attributable to standard CLTA coverage respecting the Owner's Policy, (iii) the costs of the Survey, and (iv) documentary transfer taxes attributable to the Grant Deed. Buyer shall pay
(i) one-half of the escrow fees of Escrow Holder, (ii) the title insurance premium attributable to the Owner's Policy in excess of standard CLTA coverage, as well as any costs attributable to ALTA or for so-called
"extended coverage" or any endorsements to the Owner's Policy, to the extent any of the foregoing is requested by Buyer, (iii) all costs and expenses related to Buyer's due diligence examinations, reviews and inspections (including, without limitation, those relating to appraisers, inspectors, auditors and environmental or engineering consultants), (iv) all costs and expenses related to the Loan (including any additional title charges in connection therewith), and (v) all recording charges attributable to the recordation of any documents contemplated in this Agreement. Seller and Buyer shall each pay its respective shares of prorations as hereinafter provided.
     D.   Prorations.
     (1) Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date:
     (a) All real estate and personal property taxes and assessments on the Property for the current year. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. In the event that any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Buyer assuming the obligation to pay any installments due after the Closing Date). The parties acknowledge that the Property is currently the subject of tax reduction proceedings by Seller and that the parties will reasonably agree on appropriate and equitable adjustments of the prorations hereunder to take into account such tax reduction proceedings (including the costs thereof, reimbursements of amounts received after closing for periods prior thereto and requirements, if any, for return of amounts to tenants with respect thereto).
     (b) All fixed and additional rentals under the Leases, security deposits and other tenant charges. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all security deposits owed to tenants under the Leases by Seller (to the extent not applied or forfeited prior to the Closing Date) to Buyer on the Closing Date. If any such security deposits are in the form of certificates of deposit, letters of credit or the like, such instruments shall be assigned to Buyer (and Seller and Buyer shall reasonably cooperate in causing the transfer of the same). Rents which are delinquent as of the Closing Date shall not be prorated on the Closing
Date. Buyer shall include such delinquencies in its normal billing and shall pursue the collection thereof in good faith after the Closing Date
(but Buyer shall not be required to litigate or declare a default in any Lease). To the extent Buyer receives rents (other than "Additional
Amounts", as hereinafter defined) on or after the Closing Date, such payments shall be applied first toward then current rent owed to Buyer in connection with the applicable Lease for which such payments are received, and any excess monies received shall be applied toward the payment of any delinquent rents, with Seller's share thereof being promptly delivered to Seller. Buyer may not waive any delinquent rents nor modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller's written consent. Common area charges, taxes, operating expense and other similar expense reimbursement obligations of the tenants under the Leases, as well as any percentage payable thereunder (collectively, "Additional Amounts") shall be prorated effective as of the Closing Date. All Additional Amounts received by Seller before the Closing Date shall be retained by Seller until the year-end adjustments provided hereafter; all such amounts received by Buyer on or after the Closing Date shall be retained by Buyer until such year-end adjustments. At the end of an appropriate year-end period (i.e., end of calendar year 1994 or end of Lease year, as provided under the applicable Lease; the applicable period being herein called the "Applicable Period"), the aggregate amount of all Additional Amounts attributable to the Applicable Period shall be calculated in accordance with the provisions of the Leases and Seller and Buyer shall be each entitled to their respective "allocable shares" of each such amount actually received. As used herein, Seller's "allocable share" with respect to a Lease means a fraction, the numerator of which is the number of days during the Applicable Period in which such Lease is in effect prior to the Closing Date and the denominator of which is the number of days in which such Lease is in effect during the entire Applicable
Period; Buyer's "allocable share" with respect to such Lease shall be the remaining fractional balance based on the number of days such Lease is in effect during the Applicable Period from and after the Closing Date. To the extent that either party has retained amounts in excess of the amount due said party, such excess amount shall be delivered to the other party within 15 days of such determination. After the Closing Date, Buyer shall promptly and accurately bill all tenants for all Additional Amounts in accordance with the terms of the applicable Lease and shall pursue collection thereof in good faith (but Buyer shall not be required to litigate or declare a default in any Lease). Buyer shall make all year-end adjustments promptly following the end of the Applicable Period and shall deliver to Seller such information as Seller shall reasonably request in connection therewith. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents, Additional Amounts and any other amounts to Seller. Buyer shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be required to litigate or declare a default in any Lease). With respect to delinquent rents, Additional Amounts and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto. In addition to the foregoing, the parties acknowledge that a lease termination agreement ("Lease Termination Agreement") dated as of July 15, 1994, has been entered into among Seller, The Mortgage Capital Group ("TMCG") and
Gary W. Hampar, Esq., formerly known as Youner & Hampar ("Hampar"), with respect to space leased to TMCG and Hampar on the 10th floor at the Property. Buyer acknowledges that it has approved such Lease Termination Agreement and that Seller shall be entitled to all payments due under such Lease Termination Agreement, as well as any lease payments which may at any time be made by TMCG and/or Hampar through November 30, 1994. Buyer shall promptly deliver to Seller any such amounts which may be paid to Buyer.
Seller reserves the right to pursue any remedies against TMCG and Hampar and Buyer shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be required to litigate or declare a default in any Lease). Notwithstanding anything contained herein, the monthly payments of $2,087.63 from Paul Chamberlain International pursuant to a Space Reduction Agreement dated May 1, 1992 for rent deferrals shall be prorated (with Seller being entitled to all such amounts for periods prior to the Closing Date and Seller being entitled to such amounts for periods from and after the Closing Date, the monthly payment for the month in which the Closing Date shall occur being equitably prorated).
     (c) To the extent the work specified in Exhibit "F" attached hereto is not completed by Seller prior to the Closing Date, Buyer shall be entitled to the appropriate credits as more particularly described in Paragraph 7D(4) below.
     (d) All other operating expenses and, except as otherwise provided herein, other operating income from the Property (including parking income payable to the owner of the Property).
     (2) Calculation. The prorations and payments shall be made on the basis of a written statement submitted to Buyer and Seller by Escrow Holder prior to the Close of Escrow and approved by Buyer and Seller. In the event any prorations or apportionments made under this subparagraph D shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available.
     6. Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or any of the improvements on the Property are damaged or destroyed by any casualty, Seller shall have no obligation to repair or replace any such damage or destruction. Seller shall, upon consummation of the transaction herein provided, assign to Buyer all claims of Seller respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by Seller on account of any casualty (the damage from which shall not have been repaired by Seller prior to the Closing Date), as applicable. In the event the condemnation award or the cost of repair of damage to the Property on account of a casualty, as applicable, shall exceed $100,000, Buyer may, at its option, terminate this Agreement by notice to Seller, given on or before the Closing Date (whereupon the Escrow Deposit shall be returned to Buyer).
     7.   Representations, Warranties and Covenants.
     A.   Representations, Warranties and Covenants of Seller.
     (1) General Disclaimer. Except as specifically set forth in paragraph 7A(2) below, the sale of the Property hereunder is and will be made on an "as is" basis, without representations and warranties of any kind or nature, express, implied or otherwise, including, but not limited to, any representation or warranty concerning title to the Property, the physical condition of the Property (including, but not limited to, the condition of the soil or the Improvements), the environmental condition of the Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Property), the compliance of the Property with applicable laws and regulations (including, but not limited to, zoning and building codes, requirements relating to the Americans With Disabilities Act or the status of development or use rights respecting the Property), the financial condition of the Property or any other representation or warranty respecting income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any part thereof. Buyer acknowledges that, during the Due Diligence Period, Buyer will examine, review and inspect all matters which in Buyer's judgment bear upon the Property and its value and suitability for Buyer's purposes. Except as to matters specifically set forth in paragraph 7A(2) below, Buyer will acquire the Property solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Owner's Policy.
     (2) Limited Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that, except as set forth in Exhibit "G" attached hereto and made a part hereof (Seller hereby acknowledging that the following representations and warranties are excluded from the general disclaimers provided for in paragraph 7A(1) above):
     (a) Rent Roll. To Seller's knowledge, (a) attached as Exhibit "H" and made a part hereof is a true, complete and accurate list, as of the date thereof, of all tenant leases respecting the Property (true and correct copies of which have been given or made available to Buyer), and
(2) Seller has not received any written notice of a material default under any of such tenant leases that remains uncured.
     (b) Litigation. To Seller's knowledge, there is no pending action, litigation, condemnation or other proceeding against the Property or against Seller with respect to the Property.
     (c) Compliance. To Seller's knowledge, Seller has received no written notice from any governmental authority having jurisdiction over the Property to the effect that the Property is not in compliance with applicable laws and ordinances.
     (d) Service Agreements. To Seller's knowledge, (1) other than those which are cancelable on 30 days' notice, Seller has not entered into any service agreements or contracts ("Service Agreements") or other agreements (other than as set forth in this Agreement) relating to the Property which will be in force on the Closing Date, except as described in Exhibit "I" attached hereto (true and correct copies of which have been given or made available to Buyer), and (2) Seller has not received any written notice of any material default thereunder that remains uncured.
     (e) Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Seller. Seller is a limited partnership, duly organized and validly existing under the laws of the State of Illinois, and is duly authorized and qualified to do all things required of it under this Agreement. Seller has the capacity and authority to enter into this Agreement and consummate the transactions herein provided.
     (f) Title. Seller has not previously conveyed the Property and the Property is free from all encumbrances done, made or suffered by Seller or persons claiming by, through or under Seller; provided, however, the foregoing representation and warranty is subject to the tenant leases and all matters of record.
     (g) Environmental Matters. Seller has not received any written notice of, nor to Seller's knowledge has Seller caused, the existence, deposit, storage, removal, burial or discharge of any "Hazardous Material" at, upon, under or within the Property, in an amount which would, as of the date hereof, give rise to an "Environmental Compliance Cost". The term "Hazardous Material" shall mean (i) asbestos and any chemicals, flammable substances or explosives, any radioactive materials (including radon), any hazardous wastes or substances which have, as of the date hereof, been determined by any applicable Federal, State or local government law to be hazardous or toxic by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, and/or any instrumentality now or hereafter authorized to regulate materials and substances in the environment which has jurisdiction over the Property ("Environmental Agency"), and (ii) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, which materials listed under items
(i) and (ii) above cause the Property (or any part thereof) to be in material violation of any applicable environmental laws or the regulations of any Environmental Agency; provided, however, that the term "Hazardous Material" shall not include motor oil and gasoline contained in or discharged from vehicles not used primarily for the transport of motor oil or gasoline. The term "Environmental Compliance Cost" means any reasonable out-of-pocket cost, fee or expense incurred directly to satisfy any requirement imposed by an Environmental Agency to bring the Property into compliance with applicable Federal, State and local laws and regulations directly relating to the existence on the Property of any Hazardous
Material.
     (3) Seller's Knowledge. The terms "to Seller's knowledge" or "to the knowledge of Seller" or other similar phrases respecting Seller's knowledge shall mean the present actual knowledge of James G. Abbey, Stephanie Perry and Gail Wong; provided, however, that solely for the purposes of the representation and warranty contained in paragraph
7A(2)(g), such phrase shall also include the present actual knowledge of the current building engineer, Robert Howard. Seller represents and warrants to Buyer that the foregoing persons are persons who are or have been sufficiently involved in the operations or sale of the Property so as to be reasonably informed with respect to the matters which are the subject of paragraph 7A(2) hereof.
     B. Representations and Warranties of Buyer. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Buyer.
Buyer is a corporation, duly organized and validly existing and in good standing under the laws of the State of California, and is duly authorized and qualified to do all things required of it under this Agreement. Buyer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided.
     C. Survival. Any cause of action of a party for a breach of the foregoing representations and warranties shall survive until the date which is one year after the Closing Date, at which time such representations and warranties (and any cause of action resulting from a breach thereof not then in litigation) shall terminate. Notwithstanding the foregoing, if Buyer shall have actual knowledge as of the Closing Date that any of the representations or warranties of Seller contained herein are false or inaccurate or that Seller is in breach or default of any of its obligations under this Agreement, and Buyer nonetheless closes the transactions hereunder and acquires the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon such closing hereunder). In connection with the foregoing, Buyer shall be deemed to have knowledge of the matters disclosed in any reports prepared by or on behalf of Buyer in connection with its due diligence reviews hereunder (including, without limitation, any environmental or engineering reports).
     D. Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement:
     (1) Seller shall maintain the Property in the same manner as prior hereto pursuant to its normal course of business (such maintenance obligations not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller.
     (2) Seller shall not enter into any additional service contracts or other similar agreements without the prior consent of Buyer, except those deemed reasonably necessary by Seller which are cancelable on 30 days' notice.
     (3) Seller shall continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and shall keep Buyer reasonably informed as to the status of leasing prior to the Closing Date. Seller shall not enter into any new leases or material modifications of existing leases hereafter without the consent of Buyer
(which consent will not be unreasonably withheld or materially delayed).
In no event shall Seller have any obligation to enter into any new lease or modify any existing lease unless Buyer shall agree to pay or reimburse
Seller on the Closing Date for all tenant improvement costs and leasing commissions incurred by Seller under or in connection therewith (Buyer's agreement to pay or reimburse for such amounts not to be unreasonably withheld).
     (4) Seller shall complete the following work to the reasonable satisfaction of Seller and Buyer prior to the Closing Date: remove damaged and dislodged gypsum wall board ("GWB") sheathing in shaft walls of entire height of the two stair towers of the office tower, replace same with new
GWB panels and fasten to existing metal studs in accordance with requirements for seismic resistance. In addition, Seller shall have the option to either (i) complete the work specified in Exhibit "F" hereto prior to the Closing Date to the reasonable satisfaction of Buyer and Seller or (ii) credit Buyer with the unpaid amount necessary to complete any such work which remains uncompleted as of the Closing Date, as such amount is reasonably agreed upon by Seller and Buyer (provided, however, in no event shall any such credit exceed the maximum credit for the applicable work specified in Exhibit "F" hereto).
     8.   Indemnification.
     A.   By Buyer.  Buyer shall hold harmless, indemnify and defend
Seller from and against: (1) any and all third party claims for Buyer's torts or breaches of contract related to the Property and occurring on or after the Closing Date, (2) any and all loss, damage or third party claims in any way arising from Buyer's inspections or examinations of the Property prior to the Closing Date; and (3) all costs and expenses, including reasonable attorney's fees, incurred by Seller as a result of the foregoing.
     B.   By Seller.  Seller shall hold harmless, indemnify and defend
Buyer from and against: (1) any and all third party claims for Seller's torts or breaches of contract related to the Property and occurring prior to the Closing Date; and (2) all costs and expenses, including reasonable attorney's fees, incurred by the Buyer as a result of such claims. The foregoing indemnity shall not cover any matters relating to title or marketability of the Property (Buyer relying on the coverage provided by the Owner's Policy as to such matters).
     C. Generally. Each indemnification under this Agreement shall be subject to the following provisions: The indemnitee shall notify indemnitor of any such claim against indemnitee within 30 days after it has notice of such claim, but failure to notify indemnitor shall in no case prejudice the rights of indemnitee under this Agreement unless indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should indemnitor fail to discharge or undertake to defend indemnitee against such liability within 10 days after the indemnitee gives the indemnitor written notice of the same, then indemnitee may settle such liability, and indemnitor's liability to indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys' fees, incurred by indemnitee in effecting such settlement.
     9.   DISPOSITION OF DEPOSITS.  IF THE TRANSACTION HEREIN PROVIDED
SHALL NOT BE CLOSED BY REASON OF SELLER'S DEFAULT UNDER THIS AGREEMENT OR
THE FAILURE OF SATISFACTION OF THE CONDITIONS DESCRIBED IN PARAGRAPH 4
HEREOF OR THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH PARAGRAPH 6 HEREOF, AND BUYER SHALL NOT HAVE DEFAULTED UNDER THIS AGREEMENT, THEN THE ESCROW DEPOSIT SHALL BE RETURNED TO BUYER, AND NEITHER PARTY SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER; PROVIDED, HOWEVER, IF THE TRANSACTIONS HEREUNDER SHALL FAIL TO CLOSE SOLELY BY REASON OF SELLER'S DEFAULT, AND BUYER SHALL HAVE FULLY PERFORMED ITS OBLIGATIONS HEREUNDER AND SHALL BE READY, WILLING AND ABLE TO CLOSE, THEN BUYER SHALL BE ENTITLED TO SPECIFICALLY ENFORCE THIS AGREEMENT (BUT NO OTHER ACTION, FOR DAMAGES OR OTHERWISE, SHALL BE PERMITTED). IN THE EVENT THE TRANSACTION HEREIN
PROVIDED SHALL NOT CLOSE BY REASON OF BUYER'S DEFAULT HEREUNDER, THEN THE ESCROW DEPOSIT SHALL BE DELIVERED TO SELLER AS FULL COMPENSATION AND LIQUIDATED DAMAGES UNDER AND IN CONNECTION WITH THIS AGREEMENT. IN THE
EVENT THE TRANSACTION HEREIN PROVIDED SHALL CLOSE, THE ESCROW DEPOSIT SHALL
BE APPLIED AS A PARTIAL PAYMENT OF THE PURCHASE PRICE.  IN CONNECTION WITH
THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE
AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER'S BREACH
OR DEFAULT.  IN THE EVENT THE SALE OF THE PROPERTY SHALL NOT BE CONSUMMATED
ON ACCOUNT OF BUYER'S DEFAULT, THEN THE RETENTION OF THE ESCROW DEPOSIT
SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT BY REASON
OF SUCH DEFAULT, SUBJECT TO THE PROVISIONS OF PARAGRAPH 10I HEREOF.


     Seller's Initials             Buyer's Initials

   10.    Miscellaneous.
     A.   Brokers.
     (1) Except as provided in subparagraph (2) below, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then Seller shall indemnify and defend Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify and defend Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. The indemnification obligations under this paragraph 10 A(1) shall survive the closing of the transactions hereunder or the earlier termination of this Agreement.
     (2) In addition, if and only if the sale contemplated herein closes, Seller agrees to pay a brokerage commission to Whitney Cressman and Cushman & Wakefield (collectively, the "Brokers") pursuant to a separate agreement with such brokers. The foregoing payments shall be the sole commissions, fees or payments payable to either of the Brokers in connection with the transactions hereunder. No commission, fee or payment shall be payable to either of the Brokers except in the event of a sale hereunder and if such sale does not close for any reason (including by reason of a default by Seller or Buyer hereunder), no commission, fee or other payment of any kind shall be payable to Broker by Seller. The Brokers may divide the commission with other licensed real estate brokers; provided, however, that notwithstanding any agreement for the division of the commission, Seller shall be fully protected in paying the commission solely to the Brokers, as provided herein.
     (3) Each of the Brokers is being asked to join in the execution of this Agreement by Seller in order to confirm its understanding of and agreement with the foregoing provisions. However, it is expressly understood by Buyer and Seller that execution by either of the Brokers is not a condition to the validity of this Agreement between Buyer and seller, and neither of the Brokers shall, under any circumstances, be deemed a third party beneficiary of this Agreement.
     B.   Limitations of Liability.
     (1) Notwithstanding anything to the contrary contained herein, if the closing of the transactions hereunder shall have occurred (and Buyer shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed $750,000.
     (2) No constituent partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller (including, but not limited to, JMB Realty Corporation and the individuals named in paragraph 7A(2) of this Agreement) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Seller (or in any other constituent partner of Seller), nor any obligation of any constituent partner in Seller (or in any other constituent partner of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner's obligation to restore or contribute).
     (3) No advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of Buyer shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns shall look solely to Buyer's assets (and/or the Deposit, if applicable pursuant to the terms of this Agreement), for the payment of any claim or for any performance, and Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.
     C. Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.
     D.   Time of the Essence.  Time is of the essence of this Agreement.
     E. Interpretation. Paragraph headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.
     F. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.
     G. Successors and Assigns. Buyer may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor's obligations hereunder, but such transferor shall not be released from its obligations hereunder); provided, however, Buyer may assign its interest in this Agreement to a limited partnership in which Buyer is the managing general partner and has not less than a 51% interest in capital and profits in such limited partnership. No consent given by Seller to any transfer or assignment of Buyer's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer's rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.
     H. Notices. Any notice which a party is required or may desire to give the other shall be in writing and shall be sent by personal delivery or by mail (either [i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

     To Buyer:

     c/o CT Capital International, Inc.
     575 Fifth Avenue
     New York, New York  10017
     Attention:  Mr. John P. Oswald

     With Copy to:

     c/o Falcon Real Estate Investment Company, Ltd.
     599 Lexington Avenue
     Suite 2300
     New York, New York  10022
     Attention:  Mr. Jack Miller

     And:

     Brand Farrar Dziubla Freilich & Kolstad
     515 South Flower Street
     Suite 3500
     Los Angeles, California  90071-2201
     Attention:  Michael A. Brand, Esq.

     To Seller:

     c/o JMB Realty Corporation
     900 North Michigan Avenue
     19th Floor
     Chicago, Illinois  60611
     Attention:  Mr. James G. Abbey

     With Copy To:

     Pircher, Nichols & Meeks
     1999 Avenue of the Stars
     Suite 2600
     Los Angeles, California 90067
     Attention:  Real Estate Notices (GML)

     To Escrow Holder:

     First American Title Insurance Company
     100 North LaSalle Street
     Suite 2115
     Chicago, Illinois  60602
     Attention:  Mary Lou Kennedy


Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given.
     I. Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, if either Buyer or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys' fees, expenses and costs of investigation actually incurred. The foregoing includes, but is not limited to, attorneys' fees, expenses and costs of investigation (including, without limitation, those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.
     J. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which constitute one and the same agreement
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                    CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XV, an Illinois limited partnership

                    By:  JMB REALTY CORPORATION,
                         a Delaware corporation,
                         General Partner


                         By:
                              Name:
                              Title:
                                                       "Seller"


                    9701 WILSHIRE BOULEVARD, INC.,
                    a California corporation


                    By:
                         Name:
                         Title:
                                                        "Buyer"

                ESCROW HOLDER'S ACKNOWLEDGEMENT


     The undersigned hereby executes this Agreement to evidence its agreement to act as Escrow Holder in accordance with the terms of this Agreement.


Date: ________________FIRST AMERICAN TITLE INSURANCE COMPANY,
                         a California corporation


                         By:  ___________________________________
                              Name: _____________________________
                              Title: ____________________________
                                                "Escrow Holder"



                    BROKERS' ACKNOWLEDGMENT


     Each of the Brokers has executed this Agreement for the purpose of evidencing its agreement to the terms of paragraph 10A(2) of this Agreement. No consent by either of the Brokers shall be required to amend any other terms of this Agreement.


Date: ________________WHITNEY CRESSMAN,
                         a _____________________________________


                         By:  ___________________________________
                              Name: _____________________________
                              Title: ____________________________


Date: ________________CUSHMAN & WAKEFIELD
                         a _____________________________________


                         By:  ___________________________________
                              Name: _____________________________
                              Title: ____________________________

                         EXHIBIT LIST



          "A"  -    Property Description

          "B"  -    Intentionally Omitted

          "C"  -    Form of Tenant Estoppel Certificate

          "D"  -    Deed

          "E"  -    Assignment and Assumption Agreement

          "F"  -    Pre-Closing Work/Closing Credit Matters

          "G"  -    Exceptions to Seller's Representations and
                    Warranties

          "H"  -    Rent Roll

          "I"  -    Service Agreements